EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated November 15, 2004, relating to the financial statements of Terranova S.A. as of September 30, 2004 and as of December 31, 2003 and 2002 and for the nine-month period ended September 30, 2004 and for each of the two years in the period ended December 31, 2003 which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated November 15, 2004 relating to the financial statement schedules of Terranova S.A. as of September 30, 2004 and as of December 31, 2003 and 2002 and for the nine-month period ended September 30, 2004 and for each of the two years in the period ended December 31, 2003 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Santiago, Chile

March 16, 2005